Exhibit 99.1

Appvion Reports Fourth Quarter and Full-Year 2015 Results

APPLETON, Wis., March 7, 2016 /PRNewswire/ -- Appvion's full-year 2015 net sales of $700.0 million decreased $64.7 million, or 8.5%, compared to full-year 2014. Shipment volumes during 2015 fell approximately 4% compared to 2014. Thermal papers net sales of $372.8 million were $42.5 million, or 10.2%, lower than full-year 2014 and shipment volumes declined approximately 2%. Carbonless papers net sales of $327.2 million were $22.2 million, or 6.4%, lower than 2014, with shipment volumes down approximately 6%.

Appvion's 2015 fiscal year contained 52 weeks. The Company's 2014 fiscal year included 53 weeks, with the extra week occurring in the fourth quarter. Sales for full-year 2015 decreased 6.7% compared to full-year 2014 sales, excluding the extra week.

Kevin Gilligan, Appvion's chief executive officer, said the Company's improved manufacturing operations and successful cost reduction initiatives of $30.1 million, as well as a $9.7 million reduction in selling, general and administrative (SG&A) spending, did much to counter the significant challenges Appvion faced during 2015. Those challenges included the negative impact of unfavorable prices and product mix, lower shipment volumes, and the strength of the U.S. dollar.

Competitive pressures in the thermal receipt paper market caused market prices for that product to remain below prior-year prices for all of 2015, and caused a $23.3 million decline in 2015 sales compared to 2014.

The continued strength of the U.S. dollar against foreign currencies had a $5.6 million negative impact on the Company's current-year sales compared to 2014. The negative impact on sales was greatest for thermal tag, label and entertainment (TLE) products due to the broad international markets Appvion serves with those products.

In addition, the unexpected downtime and extended maintenance outage to repair the recovery boiler that occurred during first-half 2015 at the Roaring Spring, Pennsylvania mill reduced full-year earnings by $3.7 million.

"While the business challenges we faced throughout much of 2015 hindered our earnings performance, our increased focus on customer and market needs, continuous improvement, and operational excellence gives us confidence that we will carry the positive momentum from the fourth quarter into 2016," Gilligan said.

Fourth quarter 2015 savings of $20.7 million from improved manufacturing operations and reduced SG&A more than offset the $13.6 million negative impact of lower shipment volume and price and product mix. Gilligan added that the $8.1 million of earnings the Company achieved in fourth quarter, excluding the impact of mark-to-market losses from retiree benefit plans, was the Company's best quarterly earnings of 2015. "Appvion is better positioned now than we were at the start of 2015," Gilligan said.

Appvion reported operating income of $10.5 million for 2015 compared to an operating loss of $56.9 million in 2014, which included a $24.0 million charge related to the Fox River Funding Agreement. Current-year operating income includes a $3.5 million mark-to-market loss related to the Company's retiree benefit plans, of which $1.1 million was included in SG&A. The prior-year operating loss included a $63.2 million mark-to-market loss, of which $18.6 million was included in SG&A.

The following schedule presents the adjusted operating income (loss) for the twelve months ended January 2, 2016 and January 3, 2015.

	For the Year Ended	For the Year Ended
	January 2, 2016	January 3, 2015
Operating income (loss)	$ 10.5	$ (56.9)

Add:
Repair recovery boiler at Spring Mill	3.7	--
Mark-to-market accounting for retiree benefits expense	3.5	63.2
Fox River Funding Agreement	--	24.0
Fox River, ITC & other legal fees	--	2.7
Severance	3.1	--
Adjusted operating income	$ 20.8	$ 33.0

Appvion's fourth quarter 2015 net sales of $169.4 million decreased $15.4 million, or 8.3%, compared to fourth quarter 2014. Excluding the one-week difference, sales in fourth quarter 2015 were 1.3% lower compared to fourth quarter 2014. Thermal papers net sales of $95.8 million for fourth quarter 2015 were $1.7 million lower than fourth quarter 2014. Carbonless papers net sales of $73.6 million for fourth quarter 2015 were $13.7 lower than the same quarter in 2014.

Fourth quarter shipments of thermal papers declined slightly compared to the record thermal volume shipped by the Company in third quarter 2015. However, thermal shipment volume rose over 4% compared to fourth quarter 2014. Excluding the one-week difference, shipment volume in fourth quarter 2015 was approximately 12% higher compared to fourth quarter 2014 volume. Fourth quarter 2015 TLE volume was the largest of any quarter during the year and more than 3% greater than fourth quarter 2014. Thermal receipt paper volume increased more than 5% in fourth quarter 2015 compared to the same quarter in 2014. The average selling price for the Company's thermal receipt paper increased more than 4% in fourth quarter 2015, compared to the previous quarter, as a result of a price increase implemented by the Company in September. Fourth quarter 2015 net sales for the thermal papers segment declined nearly 2% compared to fourth quarter 2014. Excluding the one-week difference, sales in fourth quarter 2015 were nearly 6% higher compared to fourth quarter 2014 sales.

Carbonless volume declined approximately 14% in fourth quarter 2015, compared to the same period in 2014, and over 6% for full-year 2015. Excluding the one-week difference, shipment volume in fourth quarter 2015 was approximately 8% lower compared to fourth quarter 2014 volume and volume for full-year 2015 decreased 4% compared to full-year 2014. Growth within the Company's specialty papers product line of nearly 5% in fourth quarter 2015, compared to fourth quarter 2014, and approximately 11% for full-year 2015, helped to partly offset the negative impact of the lower carbonless volumes.

Fourth Quarter and Year-to-Date Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015

Thermal Papers	$ 95.8	$ 97.5	$ 0.9	$ (26.4)
Carbonless Papers	73.6	87.3	5.0	(33.1)
Other (Unallocated)	--	--	(2.4)	(0.7)
	$ 169.4	$ 184.8	$ 3.5	$ (60.2)

	Net Sales for the		Operating Income (Loss) for the
	Year Ended		Year Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015

Thermal Papers	$ 372.8	$ 415.3	$ (5.8)	$ (11.4)
Carbonless Papers	327.2	349.4	26.7	(12.6)
Other (Unallocated)	--	--	(10.4)	(32.9)
	$ 700.0	$ 764.7	$ 10.5	$ (56.9)

Thermal Papers
Thermal papers 2015 net sales of $372.8 million declined $42.5 million, or 10.2%, compared to 2014 net sales of $415.3 million. During 2015, shipment volumes decreased approximately 2% compared to the prior year. Shipment volumes of TLE products were flat year-on-year while shipments of receipt paper were approximately 4% lower than in 2014. In 2015, the thermal papers segment recorded an operating loss of $5.8 million compared to an operating loss of $11.4 million in 2014. The current-year loss included a $0.9 million mark-to-market loss related to the Company's retiree benefit plans whereas the 2014 operating loss included a mark-to-market loss of $23.2 million. Excluding the impact of mark-to-market losses, 2015 operating results decreased by $16.7 million from the prior year.

Current-year operating results were negatively impacted by unfavorable pricing and product mix of $37.1 million, largely due to foreign competition. Unfavorable pricing and product mix was partially offset by improved manufacturing operations and cost savings initiatives of $15.7 million. In addition, SG&A spending was $7.7 million lower than in 2014 due to lower distribution and employee compensation expenses, and lower legal fees associated with antidumping and countervailing duties claims. Fourth quarter 2015 earnings were $0.9 million compared to an operating loss of $26.4 million for the same period in 2014. Fourth quarter 2015 earnings included a $1.3 million mark-to-market loss whereas the fourth quarter 2014 operating loss included a $23.7 million mark-to-market charge.

Carbonless Papers
Carbonless papers 2015 net sales of $327.2 million declined $22.2 million, or 6.4%, from the prior year. Shipment volumes were approximately 6% lower than 2014 shipments. Carbonless papers recorded current- year operating income of $26.7 million compared to a 2014 operating loss of $12.6 million. Current-year income included a $2.3 million mark-to-market loss related to the Company's retiree benefit plans whereas the 2014 operating loss included a mark-to-market loss of $38.7 million. Excluding the impact of mark-to-market losses, 2015 operating results increased by $2.9 million from the prior year.

Current-year operating results were positively impacted by improved manufacturing operations of $14.4 million and $3.5 million of lower SG&A spending. These favorable items were offset by $11.8 million of reduced profits due to lower shipment volumes, as well as $4.5 million of additional manufacturing costs related primarily to recovery boiler maintenance at the Roaring Spring, Pennsylvania mill. The carbonless papers business achieved operating income of $5.0 million in fourth quarter 2015 compared to an operating loss of $33.1 million for the same period in 2014. Fourth quarter 2015 results included a $2.9 million mark-to-market loss whereas the fourth quarter 2014 operating loss included a $39.6 million mark-to-market charge.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Full-year 2015 expenses of $10.4 million were $22.5 million lower than 2014. Prior-year results included a $24.0 million charge related to the Fox River Funding Agreement as well as related legal fees.

Balance Sheet
At year-end 2015, the Company held cash balances of $1.8 million compared to cash balances of $2.7 million at year-end 2014. Net debt was $421.6 million compared to $589.5 million at year-end 2014. During 2015, the Company repaid $172.5 million on its first lien term loan, of which, $170.0 million came from the proceeds from the sale of its Encapsys business. The Company also made payments totaling $11.5 million in accordance with the terms of the Fox River Funding Agreement. In addition, the Company invested $16.7 million in capital projects.

Outlook
Gilligan said Appvion's operating performance during 2015 did much to improve its product and market positions. The Company expects to build on the operating performance improvements achieved in 2015 as well as continue to control SG&A spending.

The Company expects increased demand for its thermal receipt paper and TLE grades in first quarter 2016 as a result of improved market conditions and recent account gains. Appvion expects to realize the full impact of the 4% to 6% thermal receipt paper price increase that became effective January 1. The Company also recently announced a global 6% price increase for its TLE grades effective April 1.

Gilligan said the Company expects its carbonless segment will continue to benefit from sales of its expanding portfolio of specialty papers that includes its kaBoom!™ brand of colored papers and Triumph™ brand of inkjet papers, as well as development of its contract manufacturing services business.

Earnings release conference call
Appvion will host a conference call to discuss its fourth quarter and full-year 2015 results on Tuesday, March 8, 2016, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,400 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income (loss), cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1
Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	January 2, 2016	January 3, 2015

Net sales	$ 169.4	$ 184.8
Cost of sales	138.3	197.9

Gross profit (loss)	31.1	(13.1)

Selling, general and administrative expenses	27.6	47.1

Operating income (loss)	3.5	(60.2)

Other expense
Interest expense, net	9.6	13.0
Foreign exchange loss	0.2	0.9
Other expense	0.2	0.2

Loss from continuing operations before income taxes	(6.5)	(74.3)

Provision for income taxes	--	0.2

Loss from continuing operations	(6.5)	(74.5)

Discontinued operations
Income from discontinued operations	--	4.0
Loss on sale	(0.2)	--
(Loss) income from discontinued operations	(0.2)	4.0

Net loss	$ (6.7)	$ (70.5)

Other Financial Data:
Depreciation and amortization	$ 6.2	$ 7.5

Note: Discontinued operations refer to the August 2015 sale of the Encapsys business.

Table 2
Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Year Ended	For the Year Ended
	January 2, 2016	January 3, 2015

Net sales	$ 700.0	$ 764.7
Cost of sales	576.4	657.3

Gross profit	123.6	107.4

Selling, general and administrative expenses	113.1	140.3
Fox River Funding Agreement	--	24.0

Operating income (loss)	10.5	(56.9)

Other expense
Interest expense, net	46.0	49.1
Debt modification expense	3.6	--
Foreign exchange loss	1.6	2.1
Other expense	1.0	0.6

Loss from continuing operations before income taxes	(41.7)	(108.7)
Provision for income taxes	0.2	0.3

Loss from continuing operations	(41.9)	(109.0)

Discontinued operations
Income from discontinued operations	11.8	16.2
Gain on sale	188.7	--
Income from discontinued operations	200.5	16.2

Net income (loss)	$ 158.6	$ (92.8)

Other Financial Data:
Depreciation and amortization	$ 26.8	$ 27.7

Note: Discontinued operations refer to the August 2015 sale of the Encapsys business.

Table 3
Appvion, Inc.
Condensed Consolidated Balance Sheets
(dollars in millions)
(unaudited)

	January 2, 2016	January 3, 2015

Cash and cash equivalents	$ 1.8	$ 2.7
Accounts receivable	41.6	48.8
Inventories	87.2	92.9
Other current assets	4.7	6.8
Assets of discontinued operations	--	2.4
Total current assets	135.3	153.6

Property, plant and equipment, net	214.9	223.5

Other long-term assets	56.3	59.2
Assets of discontinued operations	--	13.0

Total assets	$ 406.5	$ 449.3

Accounts payable	$ 51.1	$ 55.6
Other current liabilities	53.4	65.4
Liabilities of discontinued operations	--	3.4
Total current liabilities	104.5	124.4

Long-term debt	421.9	587.4

Other long-term liabilities	163.6	166.9
Liabilities of discontinued operations	--	1.5
Total equity	(283.5)	(430.9)

Total liabilities & equity	$ 406.5	$ 449.3

Note: Discontinued operations refer to the August 2015 sale of the Encapsys business.

Table 4
Appvion, Inc.
Adjusted EBITDA
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Year Ended	For the Year Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015

Net (loss) income	$ (6.7)	$ (70.5)	$ 158.6	$ (92.8)
Loss (income) from discontinued operations	0.2	(4.0)	(200.5)	(16.2)

Loss from continuing operations	(6.5)	(74.5)	(41.9)	(109.0)

Add:
Interest expense, net	9.6	13.0	46.0	49.1
Debt modification expense	--	--	3.6	--
Provision for income taxes	--	0.2	0.2	0.3
Depreciation	5.6	6.9	24.5	25.4
Amortization	0.6	0.6	2.3	2.3
Foreign exchange loss	0.2	0.9	1.6	2.1
Other expense	0.2	0.2	1.0	0.6

EBITDA	9.7	(52.7)	37.3	(29.2)
Repair recovery boiler at Spring Mill	1.6	--	3.7	--
Fox River Funding Agreement	--	--	--	24.0
Mark-to-market accounting for retiree benefits expense	4.6	64.4	3.5	63.2
Severance	0.3	--	3.1	--
Fox River, ITC & other legal fees	--	0.3	--	2.7
ESOP contributions and issuances	1.3	1.7	3.8	4.7

Adjusted EBITDA	$ 17.5	$ 13.7	$ 51.4	$ 65.4

Note: Discontinued operations refer to the August 2015 sale of the Encapsys business.

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CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com